Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”), effective as of January 3, 2017 (the “Effective Date”), by and between National Holdings Corporation, a Delaware corporation with an address at 410 Park Avenue, New York, New York 10022 (the “Company”), and Michael Mullen, an individual having a mailing address at 400 Chambers Street, 4G, New York, NY 10282 (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as Co-Chief Executive Officer of the Company, and the Executive desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.     Employment.

(a)     Services. The Executive will be employed by the Company as its Co-Chief Executive Officer, until such time as the other Co-Chief Executive Officer as of the Effective Date has been removed or has resigned, in such case the Executive will automatically assume the title and duties of Chief Executive Officer under the terms of this Agreement. [In addition, during the Term, Executive shall be Chairman of the Board of each of Company’s operating subsidiaries including but not limited to: National Securities Corporation, National Asset Management Corporation, National Insurance Corporation, vFinance Corporation and Gilman and Ciocia Corporation.] The Executive shall report exclusively to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with his position and as directed by the Board (the “Services”). The Executive agrees to perform such duties faithfully and to devote such of his time, attention and energies to the business of the Company as he deems necessary to carry out his role.

(b)     Acceptance. The Executive hereby accepts such employment and agrees to render the Services as of the Effective Date.

2.     Term. The Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date, and shall continue until terminated pursuant to Section 8 of this Agreement.

3.     Limited Extent of Service.

(a)     Business Activities. Subject to Sections 5 and 6, Executive shall not be restricted from pursuing, or being actively engaged in, any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, and whether or not such business activity is currently existing or is hereafter conducted. Executive’s Service to Opus National Private Client Group and interest in branch offices of National Securities shall expressly be permitted.

(b)     Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in or around New York City, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate. Notwithstanding the foregoing, the Executive’s primary place of business may not be relocated to another city without his written consent.

4.     Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a)     Base Salary. Commencing upon the Effective Date, the Company shall pay the Executive a salary (the “Base Salary”) at the rate of Three Hundred Sixty Thousand Dollars ($360,000) per year. Payment shall be made bi-monthly in accordance with the Company’s normal payroll practices. The Board shall review Executive’s Base Salary annually and may increase (but not decrease) Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement. The annual review of Executive’s salary by the Board will consider, among other things, Executive’s own performance, the Company’s performance and market practice.

(b)     Annual Bonus. During the Term, the Executive shall be eligible to earn an annual cash bonus, conditioned upon the achievement of annual performance goals and objectives established by agreement between the Executive and the Board before March 1 of each calendar year. The Executive’s target annual bonus opportunity shall be equal to 100% of his Base Salary (such amount being referred to herein as the “Target Bonus”), subject to the Executive’s achievement of such performance goals and objectives.

(c)     Withholding. The Company shall be entitled to withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 4.

(d)     Grants of Restricted Stock.

The Company shall award Executive 625,000 restricted shares of common stock of the Company (the “Time Vesting Restricted Shares”), which shall vest as follows: (1) 312,500 shall equally vest in 25% increments on the anniversary date of the Effective Date over the next four years; (2) 52,083 shall vest based upon the Company first achieving a market capitalization of $75,000,000 ($75 million) for 30 consecutive trading days; 52,083 shall vest based upon the Company first achieving a market capitalization of $100,000,000 ($100 million) for 30 consecutive trading days; 52,084 shall vest based upon the Company first achieving a market capitalization of $150,000,000 ($150 million) for 30 consecutive trading days ; and (3) 52,083 shall vest based upon the Company’s EBITDA first being equal to or greater than $10,000,000 ($10 million) at the end of a fiscal year; 52,083 shall vest based upon the Company’s EBITDA first being equal to or greater than $15,000,000 ($15 million) at the end of a fiscal year; 52,084 shall vest based upon the Company’s EBITDA first being equal to or greater than $25,000,000 ($25 million) at the end of a fiscal year. Vesting under clauses (2) and (3) shall require certification by the Compensation Committee that such performance goals have been met and shall occur on the date of such certification.

(e)     Additional Stock-Based Awards. During the Term, the Executive may be eligible for additional stock-based awards under the Company’s long-term incentive plan, as determined by the Board. Nothing herein requires the Board to make additional grants of restricted stock or other awards in any year.

(f)     Expenses. During the Term, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in furtherance of the business and affairs of the Company, including but not limited to travel and entertainment expenses. The Executive will timely supply the Company with appropriate vouchers or other proof of the Executive’s expenditures and otherwise will comply with any expense reimbursement policy as may from time to time be adopted by the Company.

(g)     Notwithstanding anything in this Agreement to the contrary, if Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, then: (i) the amount of any expense reimbursement or benefit provided during the Executive’s taxable year shall not affect any expenses eligible for reimbursement or benefit to be provided in any other taxable year; (ii) the reimbursement of any eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such expense reimbursement or benefit shall not be subject to liquidation or exchange for another benefit.

(h)     Other Benefits. During the Term, the Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. The Executive shall be eligible to participate in the Company’s 401(k) plan on the Effective Date, and his contributions to the 401(k) plan may begin on the first day of the fiscal quarter immediately following the Effective Date.

(i)     Vacation. During the Term, the Executive shall be entitled to a vacation of twenty (20) days per annum, in addition to holidays observed by the Company. During the Term, the Executive shall not be entitled to carry forward vacation days from one calendar year of employment to the next calendar year of employment.

5.     Non-Disclosure of Confidential Information and Trade Secrets; Return of Property; Invention Assignment.

(a)     The Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and may not be converted to his own use. The Executive hereby agrees that throughout the term of his employment and at all times after his separation from employment, for so long as the information at issue remains either Confidential Information or a Trade Secret, the Executive will not, directly or indirectly, reveal, divulge, or disclose to any person or entity not expressly authorized by the Company any Confidential Information or Trade Secrets and will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than that of the Company.

Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, the Executive shall provide the Company with prompt written notice of such requirement in time to permit the Company to seek an appropriate protective order or other similar protection prior to any such disclosure by the Executive.

The parties acknowledge and agree that this Agreement is not intended to, and will not, alter or diminish either the Company’s rights or the Executive’s obligations under any state or federal statutory or common law regarding confidential information, trade secrets and unfair trade practices and all potential remedies under such laws remain available.

For purposes of this Agreement, “Confidential Information” means all data and information relating to the business of the Company that is disclosed to the Executive or of which the Executive becomes aware as a consequence of his employment and that has value to the Company and is not generally known to those not employed or otherwise engaged by the Company. “Confidential Information” shall include, but is not limited to, financial plans and data concerning Company; management planning information; Company’s business plans or strategies (including, without limitation, any merger or acquisition plans); “know how;” Company’s operational methods; market studies; marketing plans or strategies; product development techniques or plans; client and prospective client lists; details of client and vendor contracts; current and anticipated client requirements; past, current and planned research and development; business acquisition plans; employee compensation and other personnel information; and new personnel acquisition plans. “Confidential Information” shall not include data or information (a) which has been voluntarily disclosed to the public by Company, except where such public disclosure was made without authorization from the Company; (b) which has been independently developed and disclosed by Persons other than the Company or its principals or representatives; or (c) which has otherwise entered the public domain through lawful means. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.

For purposes of this Agreement, “Trade Secret” means information, without regard to form, relating to the Company, its activities, businesses or clients, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential clients which is not commonly known by or available to the public via lawful means and which: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret shall include, but not be limited to, client lists, client billing and pricing information, technical information regarding the Company’s intellectual property, product development information, patent information and all other information permitted to be covered under the Uniform Trade Secrets Act. This definition shall not limit any definition of “trade secret” or any equivalent term under applicable state or federal law.

(b)     The Executive agrees that he will not retain or destroy, and will immediately return to the Company on or prior to his last day of employment, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, equipment, client files and information, and all Confidential Information and Trade Secrets. The Executive will not make, distribute or retain copies of any such information or property. The Executive agrees that he will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if the Executive does not return the materials to the Company on or prior to his separation from employment or at any other time the materials are requested by Company, or if the Executive otherwise fails to comply with this provision.

(c)     The Executive agrees that he will promptly and fully disclose in writing to the Company inventions, designs, concepts, discoveries, developments, improvements, and innovations, whether or not they merit patent, trademark or copyright protection, conceived of, designed or reduced to practice by the Executive, either solely or in concert with others, at any time during his employment, which (a) relate in any manner, whether at the time of conception, design or reduction to practice, to the Company’s business or its actual or demonstrably anticipated research or development; (b) result from any work performed by the Executive on behalf of the Company; or (c) result from the use of the Company’s equipment, facilities, Confidential Information or Trade Secrets (collectively referred to as “Inventions”).

The Executive acknowledges and agrees that he will keep and maintain adequate written records of all such Inventions at all stages thereof in the form of notes, sketches, drawings, photographs, printouts, and/or reports relating thereto. These records are and shall remain the property of, and be available to, the Company or its designee(s) at all times. Executive further acknowledges that all such Inventions shall be the exclusive property of the Company. As such, the Executive hereby assigns his entire right, title, and interest in and to all such Inventions to the Company or its designee(s). The Executive will, at the Company’s request and expense, execute specific transfers, assignments, documents or other instruments and take such further action as may be considered necessary by the Company at any time during or subsequent to the Executive’s employment to obtain and defend any intellectual property rights and vest complete title and ownership to such Inventions to the Company or its designee(s).

(d)     The provisions of this Section 5 shall survive any termination of this Agreement.

6.     Non-Competition and Non-Disparagement.

(a)     The Executive acknowledges and agrees that his services to the Company are special, unique and extraordinary and that in the course of performing such services the Executive will be provided with and have access to and knowledge of Confidential Information and Trade Secrets that would be extremely valuable to competitors of the Company. The Executive further acknowledges and agrees that, due to the unique nature of the Company’s business, the loss of any of its clients or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial and irreparable damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restrictions herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. Nonetheless, the Company also recognizes that the Executive has and will continue to have certain economic interests relating to his own clients. Accordingly, the Company agrees that nothing whatsoever contained in this Agreement shall limit the Executive’s ability to service said clients.

(b)     The Executive agrees that during his employment and for a period of twelve (12) months following the date of termination of the Executive’s employment for any reason whatsoever, he shall not, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), engage in any Competitive Business (the “Competitive Business”) within the geographic area in which the Company does business. Notwithstanding the foregoing, nothing contained in this Section 6(b) shall be deemed to prohibit the Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are deemed a Competitive Business so long as such securities do not, in the aggregate, constitute 9.9% or more of any class or series of outstanding securities of such corporation. Additionally, nothing contained in this Section 6(b) shall be deemed to prohibit the Executive from continuing to service his own clients in accordance with Section 10 of the Agreement between National Securities and Michael Mullen, dated April 22, 2008, and Section XIX of the Independent Contractor Agreement between National Securities Corporation and Michael Mullen, dated May 15, 2008 (collectively, the “IC Agreements”). The IC Agreements shall also continue in full force and effect to govern the duties and responsibilities of the Company and Executive as it relates to the Executive’s clients.

(c)     The Executive agrees that during his employment and for a period of twelve (12) months following the date of termination of the Executive’s employment for any reason whatsoever, he shall not directly or indirectly make any disparaging statement, whether or not true, with respect to the name or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, employee or stockholder of the Company or any of its affiliates (as defined below). Notwithstanding this Section, nothing contained herein shall limit or impair the ability of the Executive to make truthful statements or disclosures that are required by applicable law, regulation, or legal process, including, but not limited to, providing truthful testimony in response to any validly issued subpoena. Similarly, this Section is not intended in any way to limit the Executive’s protected rights contained in Section 3 of the Release.

(d)     In the event that the Executive breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections and (ii) to the extent permitted by law, have the right to require the Executive to account to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6 and the Executive hereby agrees to account for and pay over such Benefits to the Company. The Company and the Executive agree that any such action for injunctive relief shall be heard in any of the courts set forth in Section 12(c) below, and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(e)     Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in Section 5 or this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in Section 5 or this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f)     In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(g)     The provisions of this Section 6 shall survive any termination of this Agreement.

7.     Representations and Warranties. The Executive hereby represents and warrants to the Company as follows:

(a)     Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(b)     The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8.     Termination. The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a)     The Executive’s employment hereunder may be terminated by the Board for Cause. Any of the following actions by the Executive shall constitute “Cause”:

(i)     the Executive’s breach of the covenants contained in Sections 5 and 6 hereof, or material breach of any other provision of this Agreement;

(ii)     the willful and continual failure or refusal by the Executive to perform his duties under this Agreement (other than by reason of death or Disability (as defined below)), provided such failure or refusal continues for a period of thirty (30) days after receipt of written notice thereof from the Board in reasonable detail of such failure or refusal;

(iii)     any action by Executive constituting willful misconduct or gross negligence in respect of the Executive’s obligation to the Company that results in material economic damage to the Company; and

(iv)     conviction of the Executive, or a plea of guilty or nolo contendere to, a felony.

Notwithstanding the foregoing, the following shall not constitute Cause for the termination of the employment of the Executive: or any action taken by the Executive in connection with his duties hereunder if the Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of the Company.

(b)     The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician, after an appropriate examination, to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six (6) months, his employment under this Agreement by reason of physical or mental illness or injury or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for ninety (90) or more consecutive days, or more than one hundred and eighty (180) days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), the Executive agrees to make himself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company.

(c)     The Executive’s employment hereunder may be terminated by the Executive for Good Reason.

(i)     For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s express written consent (any of which shall constitute a “Good Reason Condition”):

(A)     any material breach of this Agreement by the Company;

(B)     a material reduction by the Company of the Executive’s duties, responsibilities, or authority;

(C)     a material reduction in Executive’s Base Salary; or

(D)     a material change in the geographic location at which the Executive must perform services (which, for purposes of this Agreement, means a relocation of the Company’s principal place of business of the Executive outside of the New York City metropolitan area).

(ii)     The Executive may terminate his employment for Good Reason for any Good Reason Condition only if (A) the Executive has provided the Company with written notice of the asserted Good Reason Condition within ninety (90) days after its initial existence; (B) the Company fails to cure the condition within thirty (30) days after receiving such written notice; and (C) the Executive terminates employment within ninety (90) days following Executive’s written notice to the Company of the existence of the Good Reason condition.

(d)     The Executive’s employment may be terminated by the Company without Cause or by the Executive with or without Good Reason on ninety (90) days prior written notice to the other party. The Company may terminate Executive’s employment for Cause immediately.

9.     Compensation upon Termination.

(a)     If, during the Term, the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, (i) his Base Salary through the date of his termination, (ii) any benefits which Executive is entitled to receive under any Company plan, (iii) any expense reimbursement amounts owed the Executive, and (iv) any accrued but unpaid annual bonuses earned by the Executive prior to the date of the Executive’s death or termination for Disability. Subject to Section 9(e), any such payments of Base Salary and accrued but unpaid annual bonus shall be made to the Executive or to the Executive’s estate, as applicable, within sixty (60) days after his death or termination for Disability. In addition, the Company shall pay to the Executive or the Executive’s estate, as applicable, an amount equal to (A) the Target Bonus for the year in which the date of termination occurs, multiplied by (B) a fraction, the numerator of which is the number of days worked by the Executive during the year in which is date of termination occurs and the denominator of which is 365 (the “Prorated Target Bonus”). The Prorated Target Bonus shall be paid to the Executive or his estate in a lump sum in cash within sixty (60) days after his date of termination (or such later date as may be required pursuant to Section 9(e)). In addition, any shares of annual restricted stock awards outstanding on the date of his termination shall become fully-vested and non-forfeitable as of his date of termination. The vested portion of any stock options outstanding on the date of his termination shall remain exercisable by the Executive or his estate for a period of twenty (24) months following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options shall lapse and be forfeited without consideration as of the date of termination.

(b)     If, during the Term, the Executive’s employment is terminated by the Board for Cause or by the Executive without Good Reason then the Company shall pay to the Executive his Base Salary through the date of his termination, any expense reimbursement amounts owed the Executive, and any accrued but unpaid annual bonuses earned by the Executive prior to the date of the Executive’s termination. The Executive shall have no further entitlement hereunder to any other compensation or benefits from the Company except to the extent otherwise provided by law. Any shares of unvested annual restricted stock awards outstanding on the date of his termination shall be forfeited without consideration as of the date of termination. The vested portion of any stock options outstanding on the date of his termination shall remain exercisable by the Executive for a period of thirty 30 days following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options shall lapse and be forfeited without consideration as of the date of termination.

(c)     If, during the Term, the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than for reasons specified in Section 9(b) or 9(d), or if the Executive terminates his employment for Good Reason other than as specified in Section 9(d), then, and, with respect to the payments and benefits described in clauses (i), (ii), (iii), (v) and (vi) below, only if within forty-five (45) days after the date of termination, the Executive shall have executed a general release of claims and covenant not to sue in the form attached hereto as Exhibit A (the “Release”), and does not revoke such Release, the Company shall (i) pay to the Executive a lump sum severance payment equal to 1.5 times the sum of his Base Salary, (ii) if the Executive elects to continue participation in in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for a period of eighteen (18) months following termination the Company shall pay the excess of (a) the COBRA cost of such coverage over (b) the amount that Executive would have had to pay for such coverage if he had remained employed during such period and paid the active employee rate for such coverage, provided, however, that such period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (iii) pay additional severance equal to the Prorated Target Bonus; (iv) pay any expense reimbursement amounts owed the Executive; (v) any shares of annual restricted stock awards outstanding on the date of his termination shall become fully-vested and non-forfeitable as of his date of termination; and (vi) any stock options outstanding on the date of his termination shall become fully-vested and shall remain exercisable by the Executive for a period of twelve (12) months following the date of his termination (or, if earlier, the normal expiration date of such stock options). Subject to Section 9(e), the payments specified in clauses (i), (iii), and (iv) of the preceding sentence shall be paid to the Executive in a lump sum within sixty (60) days following the Executive’s date of termination.

(d)     If, during the Term, the Executive’s employment is terminated upon or following the occurrence of a Change in Control (as defined below) (X) by the Company (or its successor) other than as a result of the Executive’s death or Disability and other than for reasons specified in Section 9(b), or (Y) by the Executive for Good Reason, then, provided that within forty-five (45) days after the date of termination, the Executive shall have executed a general release of claims and covenant not to sue in the form attached hereto as Exhibit A, and does not revoke such release of claims and covenant not to sue, the Company (or its successor, as applicable) shall (i) pay to the Executive a lump sum severance payment equal to two (2) times the sum of his Base Salary; (ii) if the Executive elects to continue participation in in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for a period of eighteen (18) months following termination the Company shall pay the excess of (a) the COBRA cost of such coverage over (b) the amount that Executive would have had to pay for such coverage if he had remained employed during such period and paid the active employee rate for such coverage, provided, however, that such period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (iii) pay additional severance equal to the Prorated Target Bonus; (iv) pay any expense reimbursement amounts owed the Executive; (v) any shares annual restricted stock awards outstanding on the date of his termination shall become fully-vested and non-forfeitable as of the date of his termination; and (vi) any stock options outstanding on the date of his termination shall become fully-vested and, provided that such stock options are not cancelled and cashed-out in connection with the Change in Control (as defined below), shall remain exercisable by the Executive for twelve (12) months following the date of his termination (or, if earlier, the normal expiration date of such stock options). Subject to Section 9(e), the payments specified in clauses (i), (iii), and (iv) shall be paid to the Executive in a lump sum within sixty (60) days following the Executive’s date of termination. For purposes of this Agreement, “Change in Control” means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering (as defined herein): (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of fifty percent (50%) of such voting power on the Effective Date, but excluding an acquisition where the stockholders holding fifty percent (50%) of the voting power of the Company’s then outstanding securities continue to hold fifty percent (50%) or more of the voting power of an entity that holds fifty percent (50%) or more of the voting power of the Company’s then outstanding voting securities, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company). For purposes of this Agreement, “Public Offering” means a public offering of any class or series of the Company’s equity securities pursuant to a registration statement filed by the Company under the Securities Act of 1933 Act, as amended.

(e)     This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its affiliates, nor their directors, officers, employees or advisers, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

(i)     Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, then, subject to subsection (iii) below, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(ii)     It is intended that (A) each payment of termination benefits under this Agreement shall be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), for purposes of Section 409A of the Code, (B) all payments of any such benefits shall satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (C) any such benefits consisting of premiums payable under the COBRA also shall satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which the Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), (i) the timing of such amounts or payments shall be delayed until the earlier of (a) the date that is six (6) months and one (1) day after the Executive’s Separation from Service and (b) the date of the Executive’s death (such applicable date, the “Delayed Initial Payment Date”), and (ii) the Company shall (a) pay the Executive a lump sum amount equal to the sum of the benefit payments that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (b) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

(iii)     Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of the Release, the Company shall provide such Release to the Executive promptly following the date of termination, and such Release must be executed and all revocation periods shall have expired in accordance with terms set forth in the release, but in no case later than sixty (60) days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes “Non-Exempt Deferred Compensation”, then, subject to subsection (ii) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

10.     Mandatory Reduction of Payments in Certain Events.

(a)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)     The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 10(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments the Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)     In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.

11.     Indemnification. The Company shall defend and indemnify the Executive to the fullest extent permitted under the Delaware General Corporate Law (the “DGCL”). The rights to indemnification shall survive any termination of this Agreement. The Executive shall also have the right to choose his own counsel under Section 11 of this Agreement, and the Company shall not object to the Executive’s choice; provided however, there is no actual conflict regarding the representation.

12.     Dispute Resolution.

(a)     Executive and Company agree that any and all controversies or claims (whether contract, tort or statutory) between Executive and the Company arising out of Executive’s employment, the termination of that employment, and any agreements previously or hereafter entered into by Executive and Company in connection with such employment relationship, that could have been filed in a court of law (or an administrative agency) shall be settled by final and binding arbitration. The claims covered by this Agreement include, but are not limited to, claims for wrongful termination, wages or other compensation due, breach of contract, tort, discrimination or harassment (including race, sex, religion, national origin, age, marital status, medical condition or disability), violation of any public policies, and claims for violation of federal, state or other governmental law, statute, regulation or ordinance.

(b)     The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect before a single arbitrator mutually selected by the Executive and the Company. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the non-exclusive jurisdiction of the state or federal courts within the State of New York, as appropriate, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in Section 12(f).

(c)     The Arbitrator shall be empowered to award any party any remedy at law or in equity that the prevailing party would otherwise have been entitled to had the matter been litigated or pursued in a civil court or administrative forum including, but not limited to, general, special, and punitive damages, and injunctive relief. However, the Arbitrator’s authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. Any award pursuant to arbitration hereunder shall be included in a written decision that will state the legal and factual basis for the award and shall set forth the basis for calculating any damages award. The arbitrator’s award, order or judgment shall be deemed final and binding upon the parties.

(d)     A demand for arbitration must be submitted within the limitations period that would be applicable in court. If either party does not submit and serve a written demand for arbitration within the applicable statute of limitations, such failure shall constitute an absolute bar to the institution of any proceedings in any forum, and shall constitute a waiver of any rights regarding that claim.

(e)     Neither party nor the arbitrator may disclose the existence, content or results of any arbitrations under this Agreement without the prior written consent of all parties hereto.

(f)     Pending such resolution of any claim, the Executive shall be entitled to continue to receive all payments and benefits due under this Agreement or otherwise, unless the arbitration panel determines otherwise. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(g)     Nothing in this Agreement shall prevent the parties from agreeing voluntarily after a claim or controversy has arisen to submit such claim or controversy to mediation or other informal settlement process. However, if the dispute is not resolved through mediation or such other process, it shall be submitted to binding arbitration pursuant to this Agreement.

13.     Miscellaneous.

(a)     This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b)     This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(c)     This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(d)     This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(e)     The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(f)     All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier or when actually received if sent by registered or certified mail. Each party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (f) of this Section 12.

(g)     This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, except for the IC Agreements, as described above, that will remain in full force and effect to govern the relationship of the Company and Executive regarding the Executive’s clients. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(h)     As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(i)     The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j)     This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(k)     As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Additionally, unless the context requires otherwise, “or” is not exclusive.

Remainder of Page Intentionally Left Blank; Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which shall be deemed effective as of the Effective Date set forth herein.

NATIONAL HOLDINGS CORPORATION

By:	/s/ Michael S. Weiss
	Name:	Michael S. Weiss
	Title:	Chairman of the Board of Directors

MICHAEL MULLEN

/s/ Michael Mullen

17